Calculation of Filing Fee Table

FORM S-8

(Form Type)

CARS.COM, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Other	1,000,000	$12.67(2)	$12,670,000(2)	0.0001381	$1,749.73
Total Offering Amounts					$12,670,000		$1,749.73
Total Fee Offsets					—		—
Net Fee Due							$1,749.73
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Cars.com Inc. 2025 Inducement Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization of any other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock.
(2)
Estimated in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $12.80 (high) and $12.53 (low) sales prices of the Common Stock as reported on The New York Stock Exchange on December 15, 2025, which date is within five business days prior to the date of filing of this Registration Statement.